Exhibit 99.1

Progress Energyprovides 2008 ongoing earnings guidance

RALEIGH, N.C. (Jan. 23, 2008)-- Progress Energy [NYSE: PGN]announced today it expects 2008 ongoing earnings to be $3.05 per share, with a range of 10 cents above and below the target.

“We are on track to achieve our previously announced dividend target payout ratio of 80 percent in 2008,” said Bill Johnson, chairman, president and CEO of Progress Energy.  “The 2008 earnings target represents nearly 10 percent growth over 2007 ongoing guidance.  From a business strategy standpoint, we have announced the proposed sale of the remainder of our non-utility businesses.  As a result, in 2008 we expect our business to be 100 percent based on our two strong and growing regulated electric utilities.”

Expected key earnings drivers in 2008 include top-line growth, net increased investment, an increase in base rates due to the addition of the company’s Hines 4 facility, termination of the purchased power agreement associated with the company’s Harris Nuclear Plant and regulatory recoveries associated with new legislation. The company expects these to be partially offset by higher regulatory amortization, higher interest, taxes and other corporate costs.

The 2008 ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments and discontinued operations of other businesses.  Progress Energy is not able to provide a corresponding GAAP equivalent for the 2008 earnings guidance figures due to the uncertain nature and amount of these adjustments.

In an upcoming earnings conference call, the company will provide additional detail regarding projected 2008 ongoing earnings growth and will also provide 2007 earnings results.  Investors, media and the public may listen to this conference call on Thursday, Feb. 14, at 10 a.m. EST by dialing 913-312-0690, confirmation code 7149974.  If you encounter problems, please contact Investor Relations at 919-546-2233.

A webcast of the live conference call will be available at www.progress-energy.com/webcast.  The webcast will be available in Windows Media format.  The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.  A playback of the call will be available from 1 p.m. EST Feb. 14 through midnight Feb. 28.  To listen to the recorded call, dial 719-457-0820and enter confirmation code 7149974.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and approximately $10 billion in annual revenues.  The company includes two major utilities that serve more than 3.1 million customers in the Carolinasand Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence.  The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region.  That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward- looking statements.

Examples of factors that you should consider with respect to any forward- looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost-recovery clauses or base rates; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and customer credit markets; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007 and 2008; our ability to utilize tax credits from the production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.  These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Contact:  Corporate Communications, 919-546-6189 or toll-free (877) 641-NEWS (6397)